[GRAPHIC NOT INCLUDED]

                INCORPORATED UNDER THE LAWS OF THE STATE OF UTAH

                              Kinship Systems, Inc.

                             TOTAL AUTHORIZED ISSUE
                       50,000,000 SHARES WITHOUT PAR VALUE

                                  COMMON STOCK


            THIS IS TO CERTIFY_____________________ IS THE OWNER OF ___________________________ fully paid and non-assesable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. Witness, the seal of the Corporationn and the signatures of its duly authorized officers.
            Dated

            ____________________                             _________________

                                1999 CORPEX BANKNOTE CO.,       PRESIDENT
                                BAY SHORE N.Y.